EXHIBIT 3.2

CERTIFICATE OF CONVERSION TO LIMITED LIABILITY COMPANY

OF

PARTNERS GROUP LENDING FUND, INC.

This Certificate of Conversion to Limited Liability Company, dated as of July 12, 2023, hereby is executed and filed by Partners Group Lending Fund, Inc., a Delaware corporation (the "Corporation"), to convert the Corporation to Partners Group Lending Fund, LLC, a Delaware limited liability company (the "LLC"), under the Delaware Limited Liability Company Act (6 Del. C. Sec. 18-101 et m.) and the General Corporation Law of the State of Delaware (8 Del. C. Sec. 101, et seq.) (the "DGCL").

1.  The name of the Corporation is Partners Group Lending Fund, Inc.

2.  The Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on June 16, 2022.

3.  The name of the Delaware limited liability company into which the Corporation shall be converted, as set forth in its Certificate of Formation, is Partners Group Lending Fund, LLC.

4.  The conversion of the Corporation to the LLC has been approved in accordance with the provisions of Section 266 of the DGCL.

5.  This Certificate of Conversion shall become effective on July 12, 2023.

EXHIBIT 3.2

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to Limited Liability Company as of the Twelfth Day of July 2023.

Executed this Twelfth Day of July 2023.

/s/ Brian Igoe
Name: Brian Igoe
Authorized Person

/s/ Bradley Eggers
Name: Bradley Eggers
Authorized Person